                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934
                            (Amendment No._____________)


                                 Acxiom Corporation
                                 -------------------
                                   (Name of Issuer)


                        Common Stock, $.10 par value per share
                 -----------------------------------------------------
                            (Title of Class of Securities)


                                     005125 10 9
                 -----------------------------------------------------
                                    (CUSIP Number)

                                    May 30, 1997
                 -----------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                 [ ] Rule 13d-1(b)
                                 [x] Rule 13d-1(c)
                                 [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on Following page(s))

                                Page 1 of 5 Pages

CUSIP NO. 005125 10 9                  13G            Page   2  of  5   Pages
          ------------                                      ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Pritzker Foundation
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                     (a)  / /
     OF A GROUP*                                               (b)  / /

      N/A
-------------------------------------------------------------------------------
 (3)

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois

-------------------------------------------------------------------------------

        NUMBER                (5) SOLE VOTING POWER
       OF SHARES                   3,921,000
                             --------------------------------------------------
      BENEFICIALLY            (6) SHARED VOTING POWER
        OWNED BY                        0
          EACH               --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
        REPORTING                  3,921,000
         PERSON              --------------------------------------------------
          WITH                (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,921,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  7.5% (see Item 4)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                  CO  (see Item 2(c))
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)  NAME OF ISSUER

           Acxiom Corporation

Item 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           P.O. Box 2000
           301 Industrial Boulevard
           Conway, Arkansas 72033-2000

Item 2(a)  NAME OF PERSON FILING

           Pritzker Foundation

Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE

           c/o Glen Miller
           200 W. Madison Street
           Suite 3800
           Chicago, Illinois  60606

Item 2(c)  CITIZENSHIP

           an Illinois not for profit corporation

Item 2(d)  TITLE OF CLASS OF SECURITIES

           Common Stock, $.10 par value per share

Item 2(e)  CUSIP NUMBER

           005125 10 9

Item 3     IF THIS STATEMENT IS FILED PURSUANT TO
           RULE 13d-1(b), 13d-2(b) or (c)

           Not Applicable

Item 4     OWNERSHIP

           (a) Amount Beneficially Owned:  3,921,000 shares

           (b) Percent of Class:  7.5%

           (c) Number of Shares as to which such person has:

                (i) sole power to vote or to direct the vote:

                    3,921,000

               (ii) shared power to vote or to direct the vote:

                    0
                              Page 3 of 5 Pages

              (iii) sole power to dispose or to direct the disposition of:
                    3,921,000

               (iv) shared power to dispose or to direct the disposition
                    of:  0

Reporting person acquired 3,921,000 shares of the Common Stock, $.10 par value (the "Common Stock"), of Acxiom Corporation on May 30, 1997. Such shares represented 7.6% of the Common Stock issued and outstanding as of May 29, 1997. As of March 23, 1998, such shares represented 7.5% of the aggregate number of shares of Common Stock issued and outstanding.

Item 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable

Item 6     OWNERSHIP OF MORE THAN FIVE
           PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable

Item 7     IDENTIFICATION AND CLASSIFICATION OF THE
           SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
           REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable

Item 8     IDENTIFICATION AND CLASSIFICATION
           OF MEMBERS OF THE GROUP

           Not Applicable

Item 9     NOTICE OF DISSOLUTION OF GROUP

           Not Applicable

Item 10    CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            Page 4 of 5 Pages

                                 SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

                              Dated:    April 1, 1998



                              PRITZKER FOUNDATION



                              By:  /s/ Glen Miller
                                   --------------------------------
                                   Name: Glen Miller
                                   Title: Vice President


                               Page 5 of 5 Pages